EXHIBIT 22

                      Subsidiaries of Silgan Corporation



     Silgan Plastics Corporation

          827599 Ontario Inc. (Canadian Holdco.) <F1>

               Express Plastic Containers Limited <F2>


     Silgan Containers Corporation

          California-Washington Can Corporation <F3>

     828745 Ontario Inc. (NRO, Ltd.)

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[FN]

<F1> Wholly-owned subsidiary of Silgan Plastics Corporation.

<F2> Wholly-owned subsidiary of Canadian Holdco.

<F3> Wholly-owned subsidiary of Silgan Containers Corporation.